Filed Pursuant to Rule 433

Registration Nos. 333-222005

333-222005-01

SHELL INTERNATIONAL FINANCE B.V.

0.375% Guaranteed Notes due 2023 (the “2023 Notes”)

Guaranteed as to the Payment of Principal and Interest by

ROYAL DUTCH SHELL PLC

PRICING TERM SHEET

Dated September 10, 2020

US$1,000,000,000 0.375% Guaranteed Notes due 2023:

Issuer:	Shell International Finance B.V. (the “Issuer”)

Guarantor:	Royal Dutch Shell plc

Title:	0.375% Guaranteed Notes due 2023

Total principal amount being issued:	US$1,000,000,000

Guarantor Credit Ratings*:	Aa2/Negative by Moody’s Investors Service, Inc. AA-/Negative by Standard & Poor’s Ratings Services

Denominations:	The 2023 Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Issuance/Settlement date (T+3)**:	September 15, 2020

Guarantee:	Payment of the principal of and interest on the 2023 Notes is fully and unconditionally guaranteed by Royal Dutch Shell plc.

Maturity date:	September 15, 2023

Day count:	30/360

Day Count Convention:	Following, unadjusted

Interest rate:	0.375% per annum

Date interest starts accruing:	September 15, 2020

Interest payment dates:	March 15 and September 15 of each year, subject to the Day Count Convention.

First interest payment date:	March 15, 2021

Benchmark Treasury:	0.125% due August 15, 2023

Benchmark Treasury yield:	0.157%

Spread to Benchmark Treasury:	30 bps

Re-Offer Yield:	0.457%

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2023 Notes are unsecured and will rank equally with all of Shell International Finance B.V.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	March 1 and September 1 of each year.

Payment of additional amounts:	None payable under current law, provided that the 2023 Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the 2023 Notes on the New York Stock Exchange although neither Shell International Finance B.V. nor Royal Dutch Shell plc can guarantee such listing will be obtained.

Optional tax redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 23 in the base prospectus, Shell International Finance B.V. may call the 2023 Notes for redemption, in whole but not in part, prior to maturity.

Optional make-whole redemption:	The 2023 Notes will be redeemable as a whole or in part, at the option of Shell International Finance B.V. at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2023 Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption), discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 5 basis points, plus in each case accrued interest thereon to the date of redemption.

Sinking fund:	There is no sinking fund.

Further issuances:	Shell International Finance B.V. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2023 Notes in one or more transactions subsequent to the original issue date of the 2023 Notes, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2023 Notes. These additional 2023 Notes will be deemed part of the same series as the 2023 Notes and will provide the holders of these additional 2023 Notes the right to vote together with holders of the 2023 Notes.

Public offering price:	Per Note 99.756%; Total $997,560,000.00

Proceeds, before expenses, to Issuer:	Per Note 99.656%; Total $996,560,000.00

Underwriters:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC RBC Capital Markets, LLC Standard Chartered Bank
CUSIP Number:	822582 CJ9

ISIN:	US822582CJ91

SHELL INTERNATIONAL FINANCE B.V.

$750,000,000 2.750% Guaranteed Notes due 2030 (the “Additional 2030 Notes”), constituting a further issuance of the 2.750% Guaranteed Notes due 2030, of which $1,000,000,000 aggregate principal amount was issued on April 6, 2020 (collectively, the “2030 Notes”)

Guaranteed as to the Payment of Principal and Interest by

ROYAL DUTCH SHELL PLC

PRICING TERM SHEET

Dated September 10, 2020

US$750,000,000 2.750% Guaranteed Notes due 2030:

Issuer:	Shell International Finance B.V. (the “Issuer”)

Guarantor:	Royal Dutch Shell plc

Title:	2.750% Guaranteed Notes due 2030

Total principal amount being issued:	US$750,000,000

Guarantor Credit Ratings*:	Aa2/Negative by Moody’s Investors Service, Inc. AA-/Negative by Standard & Poor’s Ratings Services

Denominations:	The Additional 2030 Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Issuance/Settlement date (T+3)**:	September 15, 2020

Guarantee:	Payment of the principal of and interest on the 2030 Notes is fully and unconditionally guaranteed by Royal Dutch Shell plc.

Maturity date:	April 6, 2030

Day count:	30/360

Day Count Convention:	Following, unadjusted

Interest rate:	2.750% per annum

Date interest starts accruing:	April 6, 2020

Interest payment dates:	April 6 and October 6 of each year, subject to the Day Count Convention.

First interest payment date:	October 6, 2020. The interest payable on October 6, 2020 to the purchasers of the Additional 2030 Notes will include interest deemed to have accrued from and including April 6, 2020 to, but excluding, September 15, 2020, totaling $9,109,375.00. Such accrued interest shall be paid by the purchasers of the Additional 2030 Notes.

Benchmark Treasury:	0.625% due August 15, 2030

Benchmark Treasury yield:	0.676%

Spread to Benchmark Treasury:	95 bps

Re-Offer Yield:	1.626%

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2030 Notes are unsecured and will rank equally with all of Shell International Finance B.V.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	March 22 and September 21 of each year.

Payment of additional amounts:	None payable under current law, provided that the 2030 Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the Additional 2030 Notes on the New York Stock Exchange although neither Shell International Finance B.V. nor Royal Dutch Shell plc can guarantee such listing will be obtained.

Optional tax redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 23 in the base prospectus, Shell International Finance B.V. may call the 2030 Notes for redemption, in whole but not in part, prior to maturity.

Optional make-whole redemption:	The 2030 Notes will be redeemable as a whole or in part, at the option of Shell International Finance B.V. prior to January 6, 2030 (the date which is three months prior to the maturity date of the 2030 Notes), at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2030 Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points, plus in each case accrued interest thereon to the date of redemption. On or after January 6, 2030, redemption at any time at 100% of the principal amount of the 2030 Notes being redeemed, plus accrued and unpaid interest thereon to the date of redemption.

Sinking fund:	There is no sinking fund.

Further issuances:	Shell International Finance B.V. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2030 Notes in one or more transactions subsequent to the original issue date of the 2030 Notes, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2030 Notes. These additional 2030 Notes will be deemed part of the same series as the 2030 Notes and will provide the holders of these additional 2030 Notes the right to vote together with holders of the 2030 Notes.

Public offering price:	Per Note 109.674%; Total $822,555,000.00

Proceeds, before expenses, to Issuer:	Per Note 109.474%; Total $821,055,000.00

Underwriters:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC RBC Capital Markets, LLC Standard Chartered Bank
CUSIP Number:	822582 CG5

ISIN:	US822582CG52

SHELL INTERNATIONAL FINANCE B.V.

$750,000,000 3.250% Guaranteed Notes due 2050 (the “Additional 2050 Notes”), constituting a further issuance of the 3.250% Guaranteed Notes due 2050, of which $1,250,000,000 aggregate principal amount was issued on April 6, 2020 (collectively, the “2050 Notes”)

Guaranteed as to the Payment of Principal and Interest by

ROYAL DUTCH SHELL PLC

PRICING TERM SHEET

Dated September 10, 2020

US$750,000,000 3.250% Guaranteed Notes due 2050:

Issuer:	Shell International Finance B.V. (the “Issuer”)

Guarantor:	Royal Dutch Shell plc

Title:	3.250% Guaranteed Notes due 2050

Total principal amount being issued:	US$750,000,000

Guarantor Credit Ratings*:	Aa2/Negative by Moody’s Investors Service, Inc. AA-/Negative by Standard & Poor’s Ratings Services

Denominations:	The Additional 2050 Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Issuance/Settlement date (T+3)**:	September 15, 2020

Guarantee:	Payment of the principal of and interest on the 2050 Notes is fully and unconditionally guaranteed by Royal Dutch Shell plc.

Maturity date:	April 6, 2050

Day count:	30/360

Day Count Convention:	Following, unadjusted

Interest rate:	3.250% per annum

Date interest starts accruing:	April 6, 2020

Interest payment dates:	April 6 and October 6 of each year, subject to the Day Count Convention.

First interest payment date:	October 6, 2020. The interest payable on October 6, 2020 to the purchasers of the Additional 2050 Notes will include interest deemed to have accrued from and including April 6, 2020 to, but excluding, September 15, 2020, totaling $10,765,625.00. Such accrued interest shall be paid by the purchasers of the Additional 2050 Notes.

Benchmark Treasury:	1.250% due May 15, 2050

Benchmark Treasury yield:	1.421%

Spread to Benchmark Treasury:	145 bps

Re-Offer Yield:	2.871%

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2050 Notes are unsecured and will rank equally with all of Shell International Finance B.V.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	March 22 and September 21 of each year.

Payment of additional amounts:	None payable under current law, provided that the 2050 Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the Additional 2050 Notes on the New York Stock Exchange although neither Shell International Finance B.V. nor Royal Dutch Shell plc can guarantee such listing will be obtained.

Optional tax redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 23 in the base prospectus, Shell International Finance B.V. may call the 2050 Notes for redemption, in whole but not in part, prior to maturity.

Optional make-whole redemption:	The 2050 Notes will be redeemable as a whole or in part, at the option of Shell International Finance B.V. prior to October 6, 2049 (the date which is six months prior to the maturity date of the 2050 Notes), at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2050 Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points, plus in each case accrued interest thereon to the date of redemption. On or after October 6, 2049, redemption at any time at 100% of the principal amount of the 2050 Notes being redeemed, plus accrued and unpaid interest thereon to the date of redemption.

Sinking fund:	There is no sinking fund.

Further issuances:	Shell International Finance B.V. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2050 Notes in one or more transactions subsequent to the original issue date of the 2050 Notes, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2050 Notes. These additional 2050 Notes will be deemed part of the same series as the 2050 Notes and will provide the holders of these additional 2050 Notes the right to vote together with holders of the 2050 Notes.

Public offering price:	Per Note 107.434% Total $805,755,000.00

Proceeds, before expenses, to Issuer:	Per Note 107.009% Total $802,567,500.00

Underwriters:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC RBC Capital Markets, LLC Standard Chartered Bank

CUSIP Number:	822582 CH3

ISIN:	US822582CH36

* * * * * * * *

*Note: The Guarantor Credit Ratings refer to the ratings currently assigned by the identified rating agencies on the outstanding senior unsecured long term debt of Royal Dutch Shell plc. The 2023 Notes, the Additional 2030 Notes and the Additional 2050 Notes have not yet been rated. Ratings are subject to change at the discretion of the rating agencies.

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision and withdrawal at any time.

** Note: Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the 2023 Notes, the Additional 2030 Notes or the Additional 2050 Notes on the date of pricing will be required, by virtue of the fact that 2023 Notes, the Additional 2030 Notes and the Additional 2050 Notes initially will settle T + 3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the 2023 Notes, the Additional 2030 Notes and the Additional 2050 Notes who wish to trade such notes on the date of pricing of the notes sold in this offering should consult their own advisor.

The Issuer estimates that the expenses in connection with the offering of the 2023 Notes, the Additional 2030 Notes and the Additional 2050 Notes other than the underwriting discount, will be as follows:

SEC Registration Fee	$340,838
Printing	15,950
Legal Fees and Expenses	154,000
Accounting Fees and Expenses	44,000
Trustee’s Fees and Expenses	11,000

Total	$565,788

No PRIIPs KID — No PRIIPs key information document (KID) has been prepared as the Notes are not available to retail in the EEA or in the UK.

The Issuer and the Guarantor have filed a preliminary prospectus supplement under an effective registration statement on Form F-3 with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the accompanying prospectus and the other documents the Issuer and the Guarantor have filed with the Securities and Exchange Commission that are incorporated therein by reference for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and accompanying prospectus related to the offering if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146, Deutsche Bank Securities Inc., at 1-800-503-4611, J.P. Morgan Securities LLC at 1-212-834-4533, or RBC Capital Markets, LLC at 1-866-375-6829.